UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2005

Sun Microsystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15086	94-2805249
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4150 Network Circle Santa Clara, California	95054-1778
(Address of Principal Executive Offices)	(Zip Code)

(650) 960-1300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On December 23, 2005, the Leadership Development and Compensation Committee of the Board of Directors of Sun Microsystems, Inc. (the “Company”) adopted the Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan, effective January 1, 2005 (the “Plan”). The Plan is an unfunded deferred compensation plan and is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The Plan allows select members of management, highly compensated employees of the Company and members of the Company’s Board of Directors to make voluntary deferrals of the compensation that they would otherwise be paid by the Company until specified future dates or termination of employment. A participant who is an Eligible Employee (as that term is defined under the Plan) may elect to defer up to: (i) 75% of any eligible annual or quarterly bonus award; and (ii) 60% of base salary and incentive awards/commissions. A participant who is an Eligible Board Member (as that term is defined under the Plan) may elect to defer up to 100% of his or her director fees. In the event of a participant’s death while an Eligible Employee or Eligible Board Member, the participant’s beneficiary shall receive a distribution equal to the balance of the participant’s Plan account, plus an amount equal to two times the participant’s actual deferrals under the Plan (exclusive of earnings), not to exceed a total distribution of $3 million. Each participant’s deferred compensation may be adjusted upwards or downwards based on the performance of investment options chosen by the participant, as allowed by the Plan. Amounts due to participants under the Plan represent unsecured obligations of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2005

SUN MICROSYSTEMS, INC.

By:	/s/ Michael A. Dillon
Michael A. Dillon
Senior Vice President, General Counsel and Secretary